As filed with the Securities and Exchange Commission on June 25, 2007
Registration No. 333-141597

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RMD TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

California	5093	72-1530833
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

1597 Alamo Road
Holtville, California 92250
(760) 356-2039
(Address and telephone number of principal executive offices and principal place of business)

Patrick Galliher, President
RMD Technologies, Inc.
1597 Alamo Road
Holtville, California 92250
(760) 356-2039
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	362,000	$0.05(1)	$18,700.00	$0.57
Common Stock issuable upon exercise of the Warrants	250,000	$1.09(2)	$272,500.00	$8.34
Total Registration Fee	612,000			$8.91*

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(2)	Calculated in accordance with Rule 457(g)(1).

* Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 25, 2007

RMD TECHNOLOGIES, INC.
612,000 Shares of
Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus of 612,000 shares of our common stock, including up to 250,000 shares of common stock issuable upon the exercise of the warrants. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $0.05 per share. Each warrant entitles the holder to purchase one share of common stock at $1.09 per share, exercisable for a period of three years from the date of issuance.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

  We will not receive any proceeds from the sale of the common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised.   We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2007.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.
Table of Contents

PROSPECTUS SUMMARY	5

RISK FACTORS	8

USE OF PROCEEDS	15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15

BUSINESS	23

FACILITIES	28

EMPLOYEES	28

LEGAL PROCEEDINGS	28

MANAGEMENT	28

EXECUTIVE COMPENSATION	29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

DESCRIPTION OF SECURITIES TO BE REGISTERED	33

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	33

PLAN OF DISTRIBUTION	33

SELLING STOCKHOLDERS	35

LEGAL MATTERS	36

EXPERTS	36

AVAILABLE INFORMATION	36

INDEX TO FINANCIAL STATEMENTS	F-1

SIGNATURES	II-7

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “RMD” the “Company,” “we,” “us,” and “our” refer to RMD Technologies, Inc.

RMD TECHNOLOGIES, INC.

We were formed in May 2001 as a California corporation to provide electronic waste recycling services to businesses in Southern California. The fast paced growth in the state, particularly in the technology sectors, indicated a need for this company. We primarily function as a recycler of electronics. Our customers are corporations that require proper disposal of their obsolete electronics equipment. Customers pay us a fee for this service.   A secondary source of income for us is from sales of refurbished and/or working equipment collected. Reuse of refurbished equipment is an environmentally friendly method of recycling.

We have incurred losses since our inception. For the years ended May 31, 2006 and 2005, we generated revenues of $246,928 and $279,930, respectively, and incurred net losses of $357,047 and $113,827, respectively. At February 28, 2007, we had a working capital deficit of $890,588 and an accumulated deficit of $1,086,378. Our auditors, in their report dated September 9, 2006, have expressed substantial doubt about our ability to continue as going concern.

Issuance of Securities to the Selling Stockholders

On January 27, 2006, we entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc.. Under this agreement, La Jolla Cove agreed to purchase from the us a convertible debenture in the aggregate principal amount of $100,000. In conjunction with the debenture, we issued to La Jolla a warrant, dated January 27, 2006, to purchase 10,000,000 shares of common stock, exercisable at $1.00 per share. Under an addendum to the warrant, the exercise price of the warrant was changed to $1.09 per share. In addition, the warrant is to be exercised in an amount equal to 100 times the amount of the debenture. The exercise of the all 10,000,000 shares of common stock pursuant to the warrant will result in a change in control of the Company. The two principals of the Company, Patrick A. Galliher and Suzanne E. Galliher, issued a personal guaranty for the principal amount of the debenture. None of the securities underlying the convertible debentures are being registered pursuant to this Prospectus. La Jolla Cove Investors, Inc. is engaged in the business of providing financing to small public companies. On May 23, 2007, La Jolla Cove Investors, Inc. assigned its interest in the convertible debenture and the warrant to Golden Gate Investors, LLC. Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

Between March 27, 2006 and September 6, 2006, we sold a total of 1,080,000 shares of common stock to a total of 35 accredited investors for a total consideration of $54,000 (average of $0.05 per share).

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like a public market for our common stock to develop from shares sold by the selling shareholders.

Our executive offices are located at 1597 Alamo Road, Holtville, California 92250 and our telephone number is: (760) 356-2039 . We are a corporation incorporated pursuant to the laws of the State of California.

THE OFFERING

Common stock outstanding before the offering	Prior to this Offering, we have 17,610,000 shares of Common Stock outstanding.

Securities offered by the Selling Shareholders	612,000 shares, including 250,000 shares of common stock issuable upon the exercise of warrants. This number represents 3.48% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 18,222,000 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

The above information regarding common stock to be outstanding after the offering is based on 17,610,000 shares of common stock outstanding as of June 22, 2007 and assumes the subsequent exercise of warrants by our selling stockholders.

Summary Financial Information
( in thousands, except per share information)

The following information at May 31, 2006 and for the year ended May 31, 2006 and 2005 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at February 28, 2007 and for the nine months ended February 28, 2007and 2006 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended February 28, 2007	Nine Months Ended February 28, 2006	Year Ended May 31, 2006	Year Ended May 31, 2005
Revenues	135,550	169,853	246,928	279,930
Gross profit	(51,400)	(8,214)	(124,801)	121,157
Income (loss) from operations	(430,576)	(205,954)	(320,009)	(96,430)
Net income (loss)	(509,345)	(232,160)	(357,047)	(113,627)
Income (loss) per share (basic and diluted)	(0.03)	(0.02)	(0.02)	(0.01)
Weighted average shares of common stock outstanding (basic and diluted)	15,968,747	15,002,300	15,002,300	15,002,300

Balance Sheet Information:

	February 28, 2007	May 31, 2006
Working capital	(890,588)	(441,097)
Total assets	40,132	53,317
Total liabilities	929,263	484,050
Accumulated Deficit	(1,086,378)	(577,033)
Stockholders’ equity (deficit)	(889,131)	(430,733)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

WE HAVE A LIMITED OPERATING HISTORY, AS WELL AS A HISTORY OF OPERATING LOSSES.

We have a limited operating history. We cannot assure you that we can achieve or sustain revenue growth or profitability in the future. We have a cumulative net loss of $1,086,378 for the period from inception (May 2001) to February 28, 2007.   Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN OR FUND OUR EXISTING CAPITAL NEEDS.

   Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended May 31, 2006. The paragraph states that our recurring losses from operations and resulting continued dependence on external financing raise substantial doubts about our ability to continue as a going concern. Our existing and anticipated capital needs are significant. We believe our existing financing arrangements and estimated operating cash flows will not be sufficient to fund our operations and working capital needs for the next twelve months and there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding, if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities, or are otherwise unable to secure additional equity financing, if necessary, our business could be materially adversely affected.

WE HAVE A HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; AND LIMITS ON OPERATIONS.

The Company incurred a net loss of $509,345 for the nine months ended February 28, 2007, $113,827 for the fiscal year ended May 31, 2005, and a net loss of $357,047 for the fiscal year ended May 31, 2006. At May 31, 2006, the Company had an accumulated deficit of $577,033 and an accumulated deficit of $1,086,378 at February 28, 2007. The Company cannot provide assurance that it can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations or cannot be adjusted accordingly, the Company will continue to incur losses. The Company will continue to incur losses until it is able to establish significant levels of business. Any future success that the Company might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon the Company or may force it to reduce or curtail operations. In addition, the Company will require additional funds to sustain and expand its sales and marketing activities, particularly if a well-financed competitor emerges.

If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.

WE ARE SEEKING ADDITIONAL FINANCING.

We have been financing our operations since inception in funds raised through a series of private placements of our common stock. We have used the financings to start up our electronic recycling business. We need additional capital to continue our operations and will endeavor to raise funds through the sale of equity shares and revenues from operations.

However, there can be no assurance that we will generate adequate revenues from our operations. Failure to generate such adequate operating revenues would have an adverse impact on our financial position and results of operations and ability to continue as a going concern. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our products. Accordingly, we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to expand our product offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

OUR FUTURE OPERATIONS ARE CONTINGENT ON OUR ABILITY TO RECRUIT EMPLOYEES.

In the event we are able to obtain necessary funding, we expect to experience growth in the number of employees and the scope of our operations. In particular, we may hire additional sales, marketing and administrative personnel. Additionally, acquisitions could result in an increase in employee headcount and business activity. Such activities could result in increased responsibilities for management. We believe that our ability to increase our customer support capability and to attract, train, and retain qualified technical, sales, marketing, and management personnel, will be a critical factor to our future success.

BECAUSE WE ARE SIGNIFICANTLY SMALLER AND LESS ESTABLISHED THAN A MAJORITY OF OUR COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES NECESSARY TO COMPETE EFFECTIVELY AND SUSTAIN PROFITABILITY.

     We operate in the competitive electronic recycling industry and compete for clients with a variety of larger and smaller companies that offer similar products and services. This industry is subject to rapid technology changes and is significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Many of our potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than we have. As a result, our competitors may be able to adapt more quickly to changes in consumer requirements or may be able to devote greater resources to the promotion and sale of their services. In addition, the companies with we have relationships could develop products or services, which compete with our products or services. We also expect to face additional competition as other established and emerging companies enter the market for collection and recycling of electronic waste. Furthermore, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have relationships, to increase the visibility and utility of their services. To be competitive, the Company believes that it must, among other things, invest resources in developing new products, improving its current products and maintaining customer satisfaction and devote greater resources to the promotion and sale of our services. Such investment by us will increase our expenses and affect its profitability. If we fail to make this investment, we may not be able to compete successfully with our competitors, which could have a material adverse effect on our revenue and future profitability.

THERE IS NO ASSURANCE OF MARKET ACCEPTANCE WHICH MAY AFFECT OUR ABILITY TO SELL OUR SERVICES.

There can be no assurance that any services successfully developed by us will ever achieve widespread market acceptance. Our services, if successfully developed, may compete with a number of services offered by other companies, as well as new services currently under development by such companies and others. The degree of market acceptance of any services by us will depend on a number of factors, including the establishment and demonstration of the efficacy of the services and their potential advantage over alternative methods. There can be no assurance that the marketplace in general will accept and utilize any services that have been, or may be, developed by the Company.

The standards for the services marketed by us may not achieve broad market acceptance or market acceptance may be slower than we expected. Additionally, if a new standard emerges that is more accepted by the marketplace, we may not be successful in developing services that comply with that standard on a timely basis. To be successful, we will need to effectively respond on a timely basis to future changes in the ever-expanding markets in which we sells our services. The markets for our services are at early stages of development and are rapidly expanding.

TECHNOLOGICAL AND MARKET CHANGES MAY AFFECT OUR BUSINESS

The markets in which we compete are characterized by new product and service introductions, evolving industry standards, and the changing needs of customers. There can be no assurance that our existing services will continue to be properly positioned in the market or that we will be able to introduce new or enhanced products into the market on a timely basis, or at all. Currently, we are focusing on upgrading and introducing new services. We intend to begin offering training services contingent upon receiving the funding required to open and staff the training facility. There can be no assurance that enhancements to existing services or new services will receive customer acceptance.

IF GOVERNMENT REGULATION OF THE BUSINESS CHANGES, THE COMPANY MAY NEED TO CHANGE THE MANNER IN WHICH IT CONDUCTS BUSINESS, OR INCUR GREATER OPERATING EXPENSES.

The adoption or modification of laws or regulations relating to our business could limit or otherwise adversely affect the manner in which it currently conducts our business. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause it to incur additional expenses or alter its business model.

The manner in which legislation may be interpreted and enforced cannot be precisely determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition.

ANY REQUIRED EXPENDITURES AS A RESULT OF INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS WILL RESULT IN A DECREASE OF INCOME.

Our bylaws include provisions to the effect that we may indemnify any director, officer, or employee. In addition, provisions of California law provide for such indemnification, as well as for a limitation of liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. Any limitation on the liability of any director, or indemnification of directors, officers, or employees, could result in substantial expenditures being made by us in covering any liability of such persons or in indemnifying them.

WE ARE DEPENDENT UPON KEY PERSONNEL AND CONSULTANTS.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depends on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability of us to attract and retain the necessary managerial personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 89.1% of the outstanding shares of our common stock. So long as our directors, executive officers and principal stockholders and their affiliates controls a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.   This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors .

Risks Relating to the Financing Arrangement

ADJUSTABLE CONVERSION PRICE FEATURE OF DEBENTURES MAY REQUIRE THE ISSUANCE OF GREATER NUMBER OF SHARES, WHICH MAY RESULT IN DILUTION.

In January 2006, we entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc. (“La Jolla”) for the sale of an aggregate of $100,000 principal amount of convertible debenture, which is presently outstanding. The convertible debenture is due and payable, with 7.75% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debenture at a price equal to 150% of the amount due under the debenture. In conjunction with the debenture we issued to La Jolla a warrant to purchase 10,000,000 shares of our common stock. The warrant is exercisable for a period of three years from issuance.

As of June 22, 2007, we had 17,610,000 shares of common stock issued and outstanding and convertible debentures outstanding totaling $100,000 that may be converted into an estimated 136,500,000 shares of common stock at an assumed price of $0.01 (there is currently no readily market for our stock), and outstanding warrants to purchase 10,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of the convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to existing stockholders. Should the number of shares to be issued exceed our authorized common stock of 100,000,000, then we would seek consent of stockholders to amend our articles of incorporation to increase this amount.

Our obligation to issue shares upon conversion of the convertible debenture is essentially limitless. The following is an example of the amount of shares of common stock that are issuable, upon conversion of the convertible debenture (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, assuming a market price $0.01 (there is currently no readily market for our stock):

% Below Market	Price Per Share	Effective Conversion Price	Number of Shares Issuable	% of Outstanding Stock

25%	$0.0075	$0.006	182,333,333	92.40%
50%	$0.0050	$0.004	274,000,000	94.81%
75%	$0.0025	$0.002	549,000,000	97.34%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

CONVERSION PRICE FEATURE OF DEBENTURE MAY ENCOURAGE SHORT SALES IN THE COMPANY'S COMMON STOCK.

La Jolla is contractually required to exercise its warrants and convert its convertible debenture on a concurrent basis. The issuance of shares in connection with the exercise of the warrants and conversion of the convertible debentures results in the issuance of shares at an effective 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. La Jolla could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

Under the Securities Purchase Agreement covering the debenture, La Jolla has contractually agreed that so long as the debenture is outstanding neither that company nor its affiliates will at any time engage in any short sales with respect to the Company's common stock, or sell put options or similar instruments with respect to the Company's common stock.

ISSUANCE OF SHARES UPON CONVERSION OF DEBENTURE AND WARRANT MAY CAUSE SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although La Jolla may not convert its convertible debentures and/or exercise its warrants if such conversion or exercise would cause them to own more than 9.99% of the Company's outstanding common stock, this restriction does not prevent this entity from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, La Jolla Cove could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of the Company's common stock.

REPAYMENT OF DEBENTURE, IF REQUIRED, WOULD DEPLETE AVAILABLE CAPITAL, OR COULD RESULT IN LEGAL ACTION IF NOT REPAID.

We anticipate that the full amount of the convertible debenture, together with accrued interest, will be converted into shares of its common stock, in accordance with the terms of the debenture. If we are required to repay the debenture, it would require us to use our limited working capital and/or raise additional funds. If we are unable to repay the debenture when required, the debenture holder could commence legal action against us and foreclose on assets to recover the amounts due. Any such action may require us to curtail or cease operations.

Risks Related to Common Stock

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK. ANY FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR SHARES AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board under the symbol, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR COMMON STOCK WILL BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK .

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

EFFORTS TO COMPLY WITH RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND REGULATIONS WILL INCREASE OUR COSTS AND REQUIRE ADDITIONAL MANAGEMENT RESOURCES, AND WE STILL MAY FAIL TO COMPLY.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements are not presently applicable to us but we will become subject to these requirements at the end of 2007. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES.

Until registered for resale, investors must bear the economic risk of an investment in the shares for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. However, our securities currently are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of our availability.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

As of June 22, 2007, we had 17,610,000  shares of common stock issued and outstanding and approximately 39 stockholders of record of our common stock. The selling shareholders are offering to sell 612,000 shares, including 250,000 shares of common stock issuable upon the exercise of warrants. Currently, there are 10,000,000 shares of common stock issuable upon exercise of warrants.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not declared or paid a cash dividend to stockholders since it was organized on May 17, 2001. The Board of Directors presently intends to retain any earnings to finance the Company's operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Equity Compensation Plan Information

  The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended May 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

The following discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with, its audited financial statements and related notes included elsewhere in this Form 10-KSB, which have been prepared in accordance with accounting principles generally accepted in the United States.

Overview

We are an electronics waste collector and recycler dedicated to providing customers a solution to their electronics waste handling problems. We believe we offer customers a reliable, efficient cost effective means of complying with current and anticipated government regulations regarding the disposal of electronic waste.

In June 2001, we began providing electronics collection and recycling services to corporate customers in Southern California. In April 2004, we began to expand its service area to include Northern California.

We believe that our planned growth and profitability will depend in large part on the ability to promote our services, gain clients and expand its relationship with current clients. Accordingly, we intend to focus its attentions and investment of resources in marketing, strategic partnerships, and development of its client base. If we are not successful in promoting our services and expanding our client base, this may have a material adverse effect on our financial condition and our ability to continue to operate our business.

Results of Operations

For the Three Months Ended February 28, 2007 compared to the Three Months Ended February 28, 2006.

Results of Operations.

(a) Revenues.

The Company had revenues totaling $21,989 for the three months ended February 28, 2007 as compared with the previous period of $45,040, a decrease of $23,051 or approximately 51%. This decrease between the two periods was the result of the reduction of marketing/sales personnel due to a reduction in payroll. For the three months ended February 28, 2007, cost of revenues totaled $18,202, compared to $75,926 in the prior period, a decrease of $57,724 or approximately 76%. This decrease between the two periods was the result of the lack of sales/marketing personnel due to a reduction in payroll. Overall, gross profit (loss) totaled $3,787 for the three months ended February 28, 2007 compared to $(30,886) in the prior period, an increase of $34,673. This increase between the two periods was the result of a reduction in sales/marketing personnel and supporting staff. The Company’s revenues and its related cost of sales primarily consisted of sales and recycling.

 (b) Operating Expenses.

Operating expenses for the three months ended February 28, 2007 were $58,552 as compared with $61,732 for the prior period, a decrease of $3,180 or approximately 5%. The overall decrease in operating expenses compared to the prior period was primarily due to a reduction in payroll expenses.

(c) Interest Expense

Interest expense for the three months ended February 28, 2007 totaled $4,055 compared to $1,630 for the three months ended February 28, 2006, an increase of $2,425 or approximately 149%. Related party interest expense for the three months ended February 28, 2007 totaled $53,886 compared to $9,611 for the three months ended February 28, 2006, an increase of $44.275 or approximately 461%. The overall increase in interest expense compared to the prior period was primarily due to an increase in indebtedness.

(d) Net Loss.

The Company’s net loss for the three months ended February 28, 2007, totaled $112,706 as compared with the prior period’s net loss of $103,859, an increase in net loss of $8,847 or approximately 9%. This increase was due to an increase in related party interest expense.

For the Nine Months Ended February 28, 2007 compared to the Nine Months Ended February 28, 2006.

Results of Operations.

(a) Revenues.

The Company had revenues totaling $135,550 for the nine months ended February 28, 2007 as compared with the previous period of $169,853, a decrease of $34,303 or approximately 20%. This decrease between the two periods was the result of a reduction in payroll expenses. For the nine months ended February 28, 2007, cost of sales totaled $186,950, compared to $178,067 in the prior period, an increase of $8,883 or approximately 5%. This increase between the two periods was the result of the addition of an in house phone sales person.. Overall, gross profit (loss) totaled $(51,400) for the nine months ended February 28, 2007 compared to $(8,214) in the prior period, an increase of $43,186. This increase between the two periods was the result of a curtailment of operations. The Company’s revenues and its related cost of sales primarily consisted of sales and recycling.

(b) Operating Expenses.

Operating expenses for the nine months ended February 28, 2007 were $379,176 as compared with $197,740 for the prior period, an increase of $181,436 or approximately 92%. The overall increase in selling, general and administrative expense compared to the prior was primarily due to an increase in facilities and personnel costs.

(c) Interest Expense

Interest expense for nine months ended February 28, 2007 totaled $4,840 compared to $5,337 for the nine months ended February 28, 2006, a decrease of $497 or approximately 9%. Related party interest expense for nine months ended February 28, 2007 totaled $74,544 compared to $20,869 for the nine months ended February 28, 2006, an increase of $53,675 or approximately 257%. The overall increase in interest expense compared to the prior period was primarily due to an increase in indebtedness.

(d) Net Loss.

The Company’s net loss totals $(509,345) for the nine months ended February 28, 2007, as compared with the prior period’s net loss of $(232,160), an increased net loss of $277,185 or approximately 120%. This increased loss was due to an increase in facilities and personnel costs in anticipation of expansion.

 Year Ended May 31, 2006 Compared to Year Ended May 31, 2005

Revenues

We had revenues totaling $246,928 for fiscal year ended May 31, 2006 compared to $279,930 for the fiscal year ended May 31, 2005, a decrease of $33,002 or approximately 12%. For fiscal year ended May 31, 2006, cost of revenues totaled $371,729 compared to $158,773 in the prior year, an increase of $212,956 or approximately 134%. Overall, gross loss totaled $124,801 for the fiscal year ended May 31, 2006 compared to $121,157 in the prior year, a decrease of $245,958. Our revenues and our related cost of sales primarily consisted of sales and recycling.

Revenue from sales of refurbished and/or working equipment collected totaled $107,101 for the fiscal year ended May 31, 2006 compared to $115,078 for the fiscal year ended May 31, 2005, a decrease of $7,977 or approximately 7%. Cost of sales related to revenue from sales totaled $98,810 for the fiscal year ended May 31, 2006 compared to $29,474 for the prior year, an increase of $69,336 or 235%. Overall, gross profit from sales of refurbished and/or working equipment collected totaled $8,291 for the fiscal year ended May 31, 2006 compared to $85,604 for the prior year, a decrease of $77,313 or approximately 90%. The overall decrease of $77,313 in gross profit during the fiscal year ended May 31, 2006 is primarily due to an overall decrease in pounds of material collected. Participation in California's SB-20/50 program requires the equipment to be "cancelled" or destroyed versus reused, which resulted in a much lower percentage of collected materials being refurbished for reuse. We believe this may potentially be a trend; however, we are unable to estimate the overall impact in the future. We are seeking other ways to increase our collections but no definitive plans or strategy has been developed

Revenue from recycling totaled $139,827 for the fiscal year ended May 31, 2006 compared to $164,852 for the fiscal year ended May 31, 2005, a decrease of $25,025 or approximately 15%. Cost of sales related to revenue from recycling totaled $272,919 for the fiscal year ended May 31, 2006 as compared with $129,299 for the prior year, an increase of $143,620 or 111%. Overall, gross loss from recycling totaled $133,092 compared to $35,553 gross profit for the prior year, a decrease of $168,645 or approximately 474%. The overall decrease of gross profit which resulted in a gross loss for the fiscal year ended May 31, 2006 compared to the prior year is primarily due to a focus on refining the internal processes to increase efficiency, increased marketing and sales costs. Two positions were created for sales. Previous experience shows that the sales process takes up to six months, so we should begin seeing the effect of these additions in the quarter ending September 30, 2006. Fuel costs increases were also a factor as the operations related to recycling involve our trucks going to customer locations to pickup unwanted computer equipment. As a result, our operating cost was directly impacted by rising fuel costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended May 31, 2006 were $181,228 compared to $207,923 for the fiscal year ended May 31, 2005, a decrease of $26,695 or approximately 12%. The overall decrease in selling, general and administrative expense compared to the prior year was primarily due to a reduction in personnel to help to reduce ongoing operational expenses. We will continue to evaluate other aspects of our operations in order to determine other areas where we may reduce cost.

Interest Expense

Interest expense for fiscal year ended May 31, 2006 totaled $37,038 compared to $17,397 for the fiscal year ended May 31, 2005, an increase of $19,641 or approximately 113%. Increase in interest expense was a result of an increase in overall Company debts.

Net Loss

Our net loss totals $357,047 for the fiscal year ended May 31, 2006 compared to $113,827 for the fiscal year ended May 31, 2005, an increase net loss of $243,220 or approximately 214%. This increased loss was due to the factors discussed above.

Factors That May Affect Operating Results

Our operating results can vary significantly depending upon a number of factors, many of which are outside our control. General factors that may affect our operating results include:

•	Market acceptance of and changes in demand for our services;

•
A small number of customers account for, and may in future periods account for, substantial portions of our revenue, and revenue could decline because of delays of customer orders or the failure to retain customers;

•	Gain or loss of clients or strategic relationships;

•	Announcement or introduction of new services by the Company or by its competitors;

•	Price competition;

•	The ability to upgrade and develop systems and infrastructure to accommodate growth;

•	The ability to introduce and market products and services in accordance with market demand;

•	Changes in governmental regulation; and

•	Reduction in or delay of capital spending by clients due to the effects of terrorism, war and political instability.

We believe that our planned growth and profitability will depend in large part on the ability to promote our services, gain clients and expand its relationship with current clients. Accordingly, we intend to invest in marketing, strategic partnerships, and development of our customer base. If we are not successful in promoting our services and expanding our customer base, this may have a material adverse effect on our financial condition and our ability to continue to operate our business.

Operating Activities

The net cash used in operating activities was $(47,842) for the nine months ended February 28, 2007 compared to net cash used in operating activities of $(181,357) for the nine months ended February 28, 2006, a decrease in cash used by $133,515 or approximately 74%. The change in operating activities is attributable to a curtailment of operations.

The net cash used in operating activities was $283,754 for the year ended May 31, 2006 compared to $23,685 for the year ended May 31, 2005, an increase of $260,069 or approximately 1,098%. The increase in cash used in operating activities is attributable primarily to an increased net loss for the year ended May 31, 2006.

Financing Activities.

The net cash provided by financing activities was $47,842 for the nine months ended February 28, 2007 compared to net cash provided by financing activities of $250,245 for the nine months ended February 28, 2007, resulting in a a decrease of $202,403.

The net cash provided by investing activities was $2,482 for the year ended May 31, 2006 compared to $5,795 for the year ended May 31, 2005, a decrease of $3,313 or approximately 57%. The change in investing activities is due to the sale of Company trucks in the prior year.

Investing Activities

The net cash provided by investing activities was $2,482 for the year ended May 31, 2006 compared to $5,795 for the year ended May 31, 2005, a decrease of $3,313 or approximately 57%. The change in investing activities is due to the sale of Company trucks in the prior year.

Liquidity and Capital Resources

As of February 28, 2007, the Company has total current assets of $2,564 and total current liabilities of $893,152 resulting in a working capital deficit of $(890,588); as of that date the Company had no cash balance.

As of May 31, 2005, we had total current assets of $16,762 and total current liabilities of $252,823, resulting in a working capital deficit of $236,061; as of that date the Company had no cash. As of May 31, 2006, we had total current assets of $12,057 and total current liabilities of $461,605, resulting in net working capital deficit of $449,548; as of that date, we had no cash.

We have continued to raise capital through borrowings from private individuals. During the fiscal year ended May 31, 2006, we received loans and advances totaling approximately $100,000 and $150,000 from La Jolla Cove Investors, Inc., and approximately $43,000 from the president of the Company. During the three months ended August 31, 2006, we received a loan totaling approximately $159,000 from a shareholder.

Whereas we have been successful in the past in raising capital, no assurance can be given that these sources of financing will continue to be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of our planned service development and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

•	curtail operations significantly;

•	sell significant assets;

•	seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

•	explore other strategic alternatives including a merger or sale of the Company.

To the extent that we raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on the Company's operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuing stock in lieu of cash, which may also result in dilution to existing stockholders.

Our current cash flow from operations will not be sufficient to maintain our capital requirements for the next twelve months. Accordingly, our implementation of our business plan will depend upon our ability to raise additional funds through bank borrowings and equity or debt financing. We estimate that we will need to raise up to $1,000,000 over the next twelve months for such purposes.

On August 24, 2005, we raised $25,000 through a promissory note. The note bears an interest rate of 7.5% per annum and is due in August 2006. The note has a feature that allows the holder to convert the principal and any accrued interest into restricted shares of our common stock at a rate of $0.001 per share at any time after we cleared all comments from the SEC on its Form 10-SB filing (which then made us eligible for quotation on the Over the Counter Bulletin Board), until the note is satisfied. The principal and accrued interest of $844.41, on this note was paid on February 10, 2006.

On January 27, 2006, we entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a convertible debenture in the amount of $100,000. This debenture bears interest at 7.75% per annum and is convertible into shares of the Company's common stock. The number of shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by 110, minus the product of the conversion price multiplied by 100 times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) 80% of the average of the 3 lowest volume weighted average prices during the 20 trading days prior to the holder's election to convert, or (ii) 80% of the volume weighted average price on the trading day prior to the holder's election to convert (once our common stock commences trading).

In conjunction with the debenture, we issued to La Jolla Cove a warrant, dated January 27, 2006, to purchase 10,000,000 shares of our common stock, exercisable at $1.00 per share. Under an addendum to the warrant, the exercise price of the warrant was changed to $1.09 per share; in addition, the warrant is to be exercised in an amount equal to 100 times the amount of the debenture.

In connection with the Securities Purchase Agreement, we granted to La Jolla Cove certain rights under a registration rights agreement, dated January 27, 2006, to the shares to be issued upon conversion of the debenture and the warrant.

La Jolla Cove provided us with an aggregate $250,000 on January 31, 2006: (a) $100,000 for the debenture, and (b) a $150,000 advance on the exercise of the warrant. As of August 31, 2006, La Jolla has not exercised or received any warrants related to the $150,000 advance.

Material Commitments for Capital Expenditures

We do not have any material commitments for capital expenditures.

Off Balance Sheet Arrangements

We do not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Inflation

The impact of inflation on our costs and the ability to pass on cost increases to its customers over time is dependent upon market conditions. We are not aware of any inflationary pressures that have had any significant impact on our operations over the past quarter, and the Company does not anticipate that inflationary factors will have a significant impact on future operations.

Critical Accounting Policies

The SEC has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company's most critical accounting policies include: (a) use of estimates in the preparation of financial statements; (b) revenue recognition; and (c) treatment of property, plant, and equipment. The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results the Company reports in its financial statements.

Use of Estimates in the Preparation of Financial Statements.

The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates these estimates, including those related to revenue recognition and concentration of credit risk. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The financial statements are prepared based on the accrual method of accounting We are paid a rate per pound for removing electronic waste from its customers' facilities. We record revenue when recycling services, consisting of such waste removal, are rendered.

Sales revenue in connection with the sale of serviceable electronic equipment directly to consumers and/or other recyclers, using existing personnel and facilities, is recognized at the time of sale, with the bulk of collections occurring through credit card transactions at the time of the sale. All sales are prepaid on an "as- is" basis, FOB shipping point, and we do not accept returns. Title passes to the customer at the time of sale.

Treatment of Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method, based on estimated useful lives of 5 to 7 years for furniture and equipment. Repair and maintenance costs are charged to expense when incurred, while renewals and improvements that extend the useful lives of the equipment are capitalized as additions to the related assets.

   BUSINESS

Overview

We were formed to fill the need for a full service recycler of electronics in California. We were formed in May 2001 and are a California corporation.

Business

We were formed to provide electronic waste recycling services to businesses in Southern California. The fast paced growth in the state, particularly in the technology sectors, indicated a need for this company. Originally promoted and operated by Mr. Galliher on a part time basis, within the first few months it became apparent that the our growth would require full time personnel. In September 2001, Mr. Galliher began to devote his full time efforts to promoting and further developing the business.

Our primarily function is as a recycler of electronics. Our customers are corporations that require proper disposal of their obsolete electronics equipment. Customers pay us a fee for this service.

A secondary source of income for us is from sales of refurbished and/or working equipment collected. Reuse of refurbished equipment is an environmentally friendly method of recycling.

Industry

Technology is advancing at a rapid pace, requiring businesses to replace their electronic equipment every two to three years. "Computers, E-Waste and Product Stewardship: Is California Ready for the Challenge?", a 2001 report for the U.S. Environmental Protection Agency, notes that "more than 2.2 million computers are sold each year in California." Additionally, "based on this, more than 6,000 computers go to waste every day in California". In California, estimates of computer recycling range from 5% to 15%. Environmental organizations are pressuring businesses to handle the waste properly.

Electronics recycling is an industry that has been developing slowly over the last decade. In the past it has been dominated by traditional metal, paper and other goods recyclers that expect to pay for the raw materials. The last two years have seen a shift to "fee for recycling" programs. Experience shows that customers will pay for the proper handling of their electronic waste, just as they do for other waste streams. Crusher/grinders and exporters dominate current methods of recycling. Crusher/grinders recover the easily recyclable materials while reducing the balance by crushing or grinding. As only cathode ray tubes ("CRT") are regulated, everything else can go into landfills. This is an effective method of reducing the volume of the waste, but not the most environmentally friendly method. Exporters simply collect the electronics and then sell the collected materials to foreign (usually third world) countries. These countries have notoriously poor environmental records and generally do not recycle the electronics in a safe and environmentally correct manner. Most current recyclers use one or both of these methods.

Five years ago the electronic waste recycling industry was non- existent. Current laws and regulations in California require the use of the type of services we provide by every company and consumer in California. Legislation has been proposed in many other states, and at the federal level, that will require businesses and consumers to properly recycle their electronic waste, expanding the market to include the entire United States.

The California Electronic Waste Recycling Act of 2003 ("Act"), Senate Bill 20, was enacted on September 25, 2003; the Act was amended by Senate Bill 50, enacted on September 29, 2004. The Act requires 50% of the electronics sold to be recycled by 2005, with 70% by the year 2007 and 90% by 2010.

The Act requires all California businesses to properly handle and dispose of electronic waste. Key elements of the Act include:

•	Reduction in hazardous substances used in certain electronic products sold in California.

•	Collection of an electronic waste-recycling fee at the point of sale of certain products.

•	Distribution of recovery and recycling payments to qualified entities covering the cost of electronic waste collection and recycling.

•	Directive to establish environmentally preferred purchasing criteria for state agency purchases of certain electronic equipment.

Under the Act, beginning on January 1, 2005, retailers selling certain electronic products defined as "covered electronic devices" in California must collect an electronic waste-recycling fee from the consumer at the time of purchase; the following devices are such devices under the Act:

•	Cathode Ray Tube Devices and Cathode Ray Tubes (CRTs)

•	Computer monitors containing CRTs

•	Liquid Crystal Display (LCD) desktop monitors

•	Laptop computers with LCD screens

•	Televisions containing CRTs

The Act requires collectors of covered electronics devices to register with the State of California and file annual reports of amounts handled. The Company is and has been properly registered with the state since the inception of this program.

Services

Our services include electronics recycling for corporations and government agencies. State and federal regulations require generators of electronic waste to dispose of it properly. California regulations do not allow the disposal of CRT containing devices in landfills, requiring businesses and other generators to properly handle their e-waste. Our service includes pickup of the customers' electronic waste, inventory of the waste or weighing the waste as appropriate to the customer level of service requested. Our pricing varies based upon the level of service required by the customer, from $0.29 cents per pound for a basic service which includes a weight report to the customer, to $0.59 per pound which includes a detailed inventory of the material collected. In fiscal year 2006, 57% of revenues generated were from pickup and recycling services. Current staffing for the collection and sorting is one driver, one warehouse persons/sorter and one person who tests and evaluates the incoming equipment.

Our secondary source of revenue is from sales of refurbished and/or working equipment collected since reuse can save natural resources. Our experience shows that in excess of 50% of the collected materials may be reused (sold) without any repairs. Collected materials are sold in pallet size lots to wholesalers. Collected material recognized as "high value" is culled during our manual sorting and is sold in individual lots on online auction sites such as E-Bay. Sales of collected materials accounted for 15% of revenues in fiscal year 2006. All sales are done in wholesale lots.

Collected materials that are damaged beyond repair or of no value in their original state are demanufactured and reduced to components, which are then sold to recyclers of plastics, metals, etc. Our cost of inventory is minimal as we have been paid to collect it. Cost of sales consists primarily of direct labor of sales personnel. Gross profit from this activity is expected to continue at around 75% of sales.

We plan the opening of a training facility as funding becomes available. We have estimated the cost of establishing this facility to be approximately $150,000. This training facility will provide revenue in two ways. First, we will be paid for the training provided to the participants. Imperial County, California's Workforce Investment Board ("WIB") administers programs for the Federal Workforce Investment Act. The purpose of these federal programs is to provide job training. These programs pay a fee of $5,000 per participant for a 4-month training program. Our application to the WIB was accepted in September 2006. Our current Liability and Workman's Compensation Insurance is sufficient for these programs. No other financial requirements need to be met. Certification of instructors will only be required for any courses offered that will provide certification upon graduation. We currently have no plans to offer courses that provide certification. Secondly, our proposed training curriculum will provide for a split between classroom instruction and hands-on training. The hands-on training time will be utilized testing, repairing and refurbishing collected equipment. This will provide a continuing labor pool of ten to fifteen persons at no cost to us. The refurbished equipment is intended to be sold as detailed above. We anticipate hiring two instructors and one additional administrative person in conjunction with opening the training facility. This is projected to provide revenue of approximately $300,000 per year, while also providing a continuous source of labor for testing and refurbishing collected equipment. Gross profit from this activity is expected to be approximately $75,000 per year.

We have always had a "no landfill" policy. During our first three years of operation, we have identified customers from which we receive a higher percentage of reusable and refurbishable materials. By focusing on doing business with these customers, we can receive a recyclables stream that is of high value. For example, over 50% by weight of collected materials by us can be reused for its original purpose. The remaining percentage is demanufactured, producing high quality recyclable metals, plastics, PC boards and glass. These materials are handled as commodities and are sold through traditional channels as raw materials for the manufacture of new products. Labor and infrastructure costs have kept traditional recyclers from benefiting from the relatively high value of electronic waste. By charging the customer for the recycling and minimizing the percentages we have to disassemble, we have been able to recycle these items to generate revenue.

Customers

Our current customer base includes over 300 small to very large business, state, local and federal government agencies, school districts and others. No one customer accounts for more than about 5% percent of our total business.

While every business in California is a potential customer of us, certain businesses have proven more valuable than others. Our customers during the first two years of operations have included large and small corporations, government agencies, school districts and landfill operators. While each is unique in its own right, experience has shown that the first three can be a good revenue generator, while the fourth (landfill operators) has not proven a good fit with our business.

Small and large corporate customers tend to provide equipment that is usually less than 4 years old, allowing a large percentage of it to be refurbished and reused. They tend to pay for the service promptly, usually within 30 days. The revenue from the sales of this merchandise can be substantial.

Equipment collected from government agencies and school districts tends to be older and of less value than the corporate sector, however, these customers tend to have larger quantities. Additionally, the material tends to have a greater percentage of non-regulated materials, requiring much less handling and expense to process. Experience shows these customers pay promptly (less than 45 days).

Landfill operators that "pull" the equipment from the waste stream have material that has no value for reuse and requires a large amount of labor to process. Additionally, experience shows that they expect to pay a reduced rate (versus other customers), and will not pay at better than net 90 days. These factors combine to make them a poor fit for the Company.

We currently use medium duty straight trucks for servicing customers. Experience and research has shown that this size truck is the most economical to operate for our typical load size. Our actual transportation costs are less than 15% of the billed amount. Medium duty straight trucks have the capacity to haul about half of what would be carried in a traditional tractor-trailer, at substantially lower cost. This size truck does not require a commercial drivers license, and registration and insurance are much less expensive. Future plans include the use of cardboard bins dropped off at the customer's location and retrieved at a later date.

Market Summary

We believe we are positioned to handle the recycling need of all of California's business. Our location in California's Imperial Valley provides us with a number of economic advantages including:

•
Available labor force . The State of California, Department of Economic Development Monthly Labor Force Data for July 2005 shows the unemployment rate in Imperial County remains the highest in California at approximately 17%, providing a pool of workers at reasonable wages.

•
Low facilities costs . Our current facility costs about $0.10 per square foot per month. The San Diego Daily Transcript reports comparable facilities in San Diego or Los Angeles would be at least $1.00 per square foot per month.

•
Political and economic conditions in the Imperial Valley provide a favorable business atmosphere . Imperial County is heavily dependant on agriculture. In order to improve and diversify the job market in the county, local government offers incentives to attract and keep industrial and light industrial businesses.

These incentives range from low interest loans for building or business expansion to assistance with training of a company's workforce. Grants for improvement of real estate are available. Some local governments have programs to waive utility taxes. With an unemployment rate that remains at about 17%, local government is responsive to any proposal that includes job creation.

•	Low utility costs . IID Power (our electric power provider) furnishes the lowest utility costs in the state. Current rates are 8.46 cents per kWh.

•
Close proximity to Southern California's freeway system provides us the ability to service customers anywhere in Southern California using our own trucks during a normal business day. Interstate 8 is 4 miles from our facility and Hwy 115 is less than one half mile from our facility; Highway 111 connecting to Interstate 10 is 8 miles from our facility. San Diego is less than a two-hour drive and Los Angeles less than a three-hour drive. Northern California customers will be serviced by a collection facility that will aggregate the electronics for transport to the Imperial County facility.

Competition

The electronics recycling industry is primarily comprised of East Coast companies handling locally generated waste. Southern California's recycling community is limited to a few companies. IMS (Industrial Metal Salvage) has an electronics recycling division and is our primary competition. This firm has a large facility and numerous personnel at their San Diego location. Due to the location of their facility and the costs of operation, we have the ability to undercut their pricing, while still generating a gross profit.

HMR is an Australian company with offices in the San Francisco area. They are primarily an exporter of electronic waste.

A number of new companies have opened in response to the Act. To date, they appear to have had no effect on our sales, but in the future we may need to change our pricing or services to remain competitive.

Our competitors have sprung from traditional recyclers and scrap dealers. The recycling services offered by us are, in its opinion, unique in California in methods it uses for collection, processing and final disposition of recycled materials. We believe that it provides the only pickup service for electronic waste available in California, using its own transportation. We have partnered with numerous non-profit training agencies to assist their training programs by donating computer equipment.

Sales and Marketing

Due to budget constraints, our marketing has been limited. We have used telephone sales, direct mail, search engine advertising and e-mail campaigns. Our experience shows that we can attain reasonably good results with all of the above methods; however, search engine advertising and email campaigns have been the most cost effective. Our plans include the addition of dedicated sales professionals to market our services to manufacturers of electronic devices.

Future Services

Future plans include the addition of technology training centers, using the collected material as training aids. This will provide a necessary service to the community as well as provide an additional potential source of revenue to the Company

Company Organization and Employment.

We are organized into four main functional areas:

•	The first being the company operations including accounting, company administrative tasks, government compliance and human resources.

•	The second area is logistics. This area includes the scheduling of customer pick-ups and the materials and equipment required to accomplish them.

•
The third area is that of sales and marketing. This area consists of all activities related to the sales and marketing processes of the Company including the outside direct sales representatives and the inside sales support team. This also includes the Internet sales of recycled products.

•	Technical training will be the fourth area. This will include interaction with and reporting to funding agencies and ensuring compliance.

We currently have seven full time employees. The personnel plan calls for the addition of sales staff in the near term. As growth requires, we will hire additional drivers/warehouse staff and administrative personnel. Two instructors will be hired upon receipt of funding for training programs.

Governmental Approval

We believe that none of our business operations require governmental approval.

Research and Development

In March 2006, we began to research the viability of using the steel and plastics resulting from the electronics recycling activities for the production of consumer products made substantially from post consumer waste. To date, approximately $30,000 has been expended on determining the viability. We have explored the various products made from these material and have found that electric golf carts can be produced by a number of Asian companies from these materials. We plan to further explore the possibility of having products, possibly golf carts, manufactured from our reclaimed materials.

Compliance with Environmental Laws

The State of California requires us to submit an annual report on the amount (weight) of CRT containing devices we have handled the previous year. This report is done online and takes approximately two minutes to complete. We use the information from our billing software to determine the weight. The State of California has no other requirements at this time, and there are no proposed laws that would affect us.

The federal government currently has no reporting requirements for handling electronics or electronics waste, and there are none proposed at this time. As a result, the costs of compliance with environmental laws are nominal, if any, and are therefore immaterial to the Company's operations.

FACILITIES

The Company is currently located in a 9,000 square foot facility on 11 acres in Holtville, California. The Company entered into a one year lease, at $1,000 per month, on May 16, 2006 and moved from its prior facility at 308 West 5th Street, Holtville, California. The Company's facilities include approximately 2,000 square feet of office space and 7,000 square feet of warehouse space.

We consider our premises adequate for our purposes for the immediate future.

EMPLOYEES

 As of June 22, 2007 we had 4 full-time employees of which, 2 are our officers, 1 is in sales and 1 is general employee. We have not experienced any work stoppages and we consider relations with our employees to be good.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of June 22, 2007 are as follows:

Name	Age	Position
Patrick A. Galliher	46	President, Chief Financial Officer, Treasurer and Director
Suzanne E. Galliher	40	Vice President, Secretary and Director

Patrick A. Galliher, President/Chief Financial Officer/Treasurer/Director.

Mr. Galliher has served as our President, Treasurer and Director since our inception. He has served as our Chief Financial Officer since February 12, 2007. Mr. Galliher has experience that includes both retail and wholesale sales as the owner of a retail computer store and as the district manager of a wholesale supply company. After ten years in the US Navy, Mr. Galliher returned to Las Vegas, Nevada to found PLK, Inc., a surety bonding company. After selling PLK in 1989, Mr. Galliher moved to San Diego, where he co-founded DHG Associates, a company that sold computerized sign making equipment and supplies to sign makers in the San Diego area. DHG was renamed in 1996 to National Sign Systems and sold in 1998. After working as the general manager for Kayena Communications in San Diego, Mr. Galliher purchased the company in 1999. Kayena Communications was sold in 2001, allowing him to focus his efforts fulltime on the newly formed RMD Technologies, Inc.

Suzanne E. Galliher, Vice President/Secretary/Director.

Ms. Galliher has served as Vice President, Secretary and Director since July 2001. Ms. Galliher taught special education in the inner city areas of San Diego from1998 to 2001. Ms. Galliher received a Masters of Business Administration degree from National University, in 1992, while working full-time supervising a staff of 30 people in the Registrar's Office of that school. During this time she received a Masters in Special Education degree from the same school.

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which they were elected and until successors have been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors do not receive compensation for their services.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our "named executive officers."

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIPP ayouts ($)
Patrick Galliher President and Treasurer	2006	-0-	-0-	-0-	-0-	-0-	-0-
Suzanne Galliher Vice President and Secretary	2006	-0-	-0-	-0-	-0-	-0-	-0-
Arthur de Joya Former Chief Financial Officer	2006	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements with Executive Officers

On September 8, 2005, we entered into a consulting services agreement with Mr. De Joya, whereby in his capacity as chief financial officer, Mr. De Joya will be an independent contractor. Under the terms of this agreement, he will be paid a total of $60,000 in the following manner: (a) $2,000 to be paid in cash monthly; and (b) $36,000 to be paid in the form of the Company's common stock. The monthly fee will increase by 10% beginning on each anniversary date of this agreement. On February 28, 2006, we entered into an amended and restated consulting services agreement with Mr. De Joya whereby the payment provisions under the original consulting services agreement were amended so that the balance of the $36,000.00 is to be deferred until the end of the term of this amended and restated consulting services agreement, rather than paid in shares of our common stock. The $36,000 is to accrue ratably on a monthly basis over the next twelve months from the effective date. Mr. De Joya resigned as Chief Financial Officer on February 12, 2007.

Code of Ethics.

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have not adopted such a code of ethics because all of management's efforts have been directed to building the business of the Company. A code of ethics may be adopted by the board of directors at a later date.

Committees of the Board of Directors.

We presently do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees, except for an Audit Committee. However, our board of directors intends to establish various committees at a later time.

Audit Committee.

Our audit committee consists of our board of directors, Patrick Galliher and Suzanne Galliher. The audit committee has not adopted a written charter. We do not have an audit committee financial expert serving on our audit committee since we have been unable to secure the services of such a person.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of our board of directors and report the result of their activities to the board. Such responsibilities include, are not limited to, the selection, and if necessary the replacement, of our independent auditors, review and discuss with such independent auditors (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including our system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in our annual report on Form 10-KSB.

Our policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by- case basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan by Patrick and Suzanne Galliher

For the fiscal year ended May 31, 2004, we received a loan from our President and Vice President for an aggregate amount of about $150,000 ($20,000 in 2003). The loans were to finance our operations. At May 31, 2004, the remaining balance due was $90,988. Loans from the President and Vice President bear terms of 1% interest per month, with all principal and interest due on demand. In 2005, Mr and Ms. Galliher loaned us an additional $8,500 and received payments of approximately $25,000. At May 31, 2006, the remaining balance due was $138,707 ($85,479 as of May 31, 2005). In 2004, we paid $64,089 toward the principal of the loan.

Loan by Steven Galliher

We hold a note payable to the brother of the President, Steven Galliher, dated July 12, 2002, with an original amount of $10,000; this loan was also made to finance our operations. Steven Galliher has agreed to waive interest on this note for a period of five years as a courtesy to his brother, the President of the Company. This is a demand note with no fixed payment terms, and it does not bear interest (despite a loan document showing otherwise).

Issuance of Securities to Founders

On June 26, 2004, we issued restricted shares of common stock to the following individuals for services rendered to the Company: (1) Pat Galliher: 9,000,000 shares; (2) Suzanne Galliher: 3,000,000 shares; and (3) John Fleming: 3,000,000 shares. Shares were to Mr. & Mrs. Galliher for consulting services provided in relation to setting up the business. Mr. Fleming provided consulting services to the Company on how best to seek outside funding and the procedure for taking the Company public. He billed us at his standard billing rate for this type of service and negotiated payment in the form of common stock. As part of the negotiation, Mr. Fleming accepted a valuation of $0.001 per share. This valuation was based, in part on the difficulty of reselling the shares in the near future. We felt the negotiation with Mr. Fleming was adequate to establish a fair market price for our common shares and, therefore, used the same valuation in the transactions with Mr. and Mrs. Galliher. They billed us for their consulting services and, upon negotiation, accepted common stock with a negotiated valuation of $0.001 per share as payment for services rendered.

John Fleming

John Fleming, an affiliate, is also involved in another business in which he services as a director and officer (GameZnFlix, Inc.), which is also a reporting company trading on the Bulletin Board. As a result, certain potential conflicts of interest may arise between us and this stockholder.

Consulting Arrangement with Arthur de Joya

On September 8, 2005, Mr. De Joya and the Company consummated a consulting services agreement covering his appointment as Chief Financial Officer. In his capacity, he was to be an independent contractor. Under the terms of this agreement, he was to be paid a total of $60,000 in the following manner: (a) $2,000 to be paid in cash monthly; and (b) $36,000 to be paid in the form of the Company's common stock. The monthly fee will increase by 10% beginning on each anniversary date of this agreement. The $36,000 figure was based on the amount of work to be done by Mr. DeJoya. The number of shares to be issued in connection with this amount will be determined upon the date both Company and Mr. De Joya negotiate the number of shares.

On February 28, 2006, Mr. De Joya and the Company consummated an amended and restated consulting services agreement. Under this agreement, the payment provisions were amended so that the balance of the $36,000.00 is to be deferred until the end of the term of this agreement, rather than paid in Company common stock. The $36,000 is to accrue ratably on a monthly basis over the next twelve months from the effective date.

Mr. De Joya is also involved in another business in which he services as chief financial officer (GameZnFlix, Inc.), which is also a reporting company trading on the Bulletin Board. As a result, certain potential conflicts of interest may arise between the Company and Mr. De Joya.

For each of the transactions noted above, the transaction was negotiated, on our part, on the basis of what is in our best interests and our stockholders. In addition, in each case the interested affiliate did vote in favor of the transaction; however, the full board of directors did make the determination that the terms in each case were as favorable as could have been obtained from non-affiliated parties. Our officers and directors are accountable to it and its stockholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the our affairs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 22, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership (2)	Percent of Class (2)

Common Stock	Patrick A. Galliher	9,002,300	51,12%

Common Stock	Suzanne E. Galliher (3)	3,000,000	17.04%

Common Stock	John Fleming,	3,000,000	17.04%
	1535 Blackjack Road
	Franklin, Kentucky 42134

Common Stock	Sichenzia Ross Friedman Ference LLP (4)	1,500,000	8.52%
	61 Broadway
	New York, New York 10006

Common Stock	Shares of all directors and	12,002,300	68.16%
	executive officers as a
	group (2 persons)

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o RMD Technologies, Inc., 1597 Alamo Road, Holtville, California

(2)
Applicable percentage ownership is based on 17,610,000 shares of common stock outstanding as of June 22, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of June 22, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Suzanne Galliher is the wife of Patrick Galliher

(4)	Greg Sichenzia has sole voting and dispositive power over the shares held by Sichenzia Ross Friedman Ference LLP.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Effective on January 1, 2006, Smith & Company, the independent registered public accounting firm who was previously engaged as the principal accountant to audit our financial statements, changed its accounting practice from a corporation to a professional limited liability company named Child, Van Wagoner & Bradshaw, PLLC. As this is viewed as a separate legal entity, the Company terminated its accounting arrangement with Smith & Company. The decision to change principal accountants was approved by our Audit Committee and subsequently approved by the Board of Directors.

Smith & Company audited our financial statements for the fiscal years ended May 31, 2005 and 2004. This firm's report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant's report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended May 31, 2005 and 2004, and the subsequent interim period preceding such change, there were no disagreements with Smith & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the fiscal years ended May 31, 2005 and 2004, and the subsequent interim period preceding such change.

 On January 1, 2006, the Company engaged Child, Van Wagoner & Bradshaw, PLLC, as successor to Smith & Company, as its independent registered public accounting firm to audit our financial statements. During the fiscal years ended May 31, 2006 and 2005, and the subsequent interim period prior to engaging this firm, neither the Company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value. As of June 22, 2007, there were 17,610,000 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock have cumulative voting rights. Therefore, holders of less than 50% of the outstanding shares of common stock can elect at least one of the directors to be elected at an annual meeting, if they so choose. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon the Company’s earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and executive officers are indemnified as provided by the California Corporation Code and its Bylaws. Our bylaws further provide that we shall indemnify any person made a party to an action, suit or proceeding, by reason of the fact that he, his testator or interstate representative is or was a director, officer or employee of the Company, or of any Company in which he served as such at the request of the Corporation, shall be indemnified by the Company against the reasonable expenses, including attorney‘s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. The amount of indemnity to which any officer or director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. None of the selling stockholders are a broker-dealer or an affiliate of a broker dealer.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering (2)	Percentage of Common Stock Owned After Completion of Offering (2)
Alexandra Abbate	10,000	2,000	8,000	0.05%
Robert E. Brown	10,000	2,000	8,000	0.05%
Gary R Bryant TTEE	10,000	2,000	8,000	0.05%
Duane Close & Joan Welsche Close TST	50,000	10,000	40,000	0.23%
Marshall R. Compton	10,000	2,000	8,000	0.05%
Stephan H Dale & Claire L E Dale	10,000	2,000	8,000	0.05%
William A Fink & Suzanne H Fink	20,000	4,000	16,000	0.10%
Katlin Galliher	10,000	2,000	8,000	0.05%
Steve Galliher	230,000	46,000	184,000	1.04%
Diane T Gertz	10,000	2,000	8,000	0.05%
Dwight W Gove	10,000	2,000	8,000	0.05%
Steve H. Hogan	200,000	40,000	160,000	0.96%
May Ellen January	20,000	4,000	16,000	0.10%
Darrell Johnson	200,000	40,000	160,000	0.96%
James Kerns	60,000	8,000	52.000	0.31%
Kevin Kerns	20,000	4,000	16,000	0.10%
Jeff Lee & Nancy Lee	10,000	2,000	8,000	0.05%
Mark A Luciani	20,000	4,000	16,000	0.10%
Virginia Maupin	10,000	2,000	8,000	0.05%
Brad Oates	10,000	2,000	8,000	0.05%
Arthur Oates & Shirley Oates	20,000	4,000	16,000	0.10%
Daniel A Oates &Elizabeth A Oates	10,000	2,000	8,000	0.05%
Susan Parker & George S Parker	20,000	4,000	16,000	0.10%
Pensco Trust Company C/F Rachel Lucca IRA ACC LU1BW	10,000	2,000	8,000	0.05%
Pensco Trust Company C/F Stephanie Lucca IRA ACC LU1BV	10,000	2,000	8,000	0.05%
Phillip Randazzo	10,000	2,000	8,000	0.05%
Roy M Shepard	10,000	2,000	8,000	0.05%
Richard P Slaker	10,000	2,000	8,000	0.05%
Tom Slane & Shannon L Slane	10,000	2,000	8,000	0.05%
Scott Snyder	10,000	2,000	8,000	0.05%
Snyder Trust Agreement (3)	20,000	4,000	16,000	0.10%
Dina R Weimer TTEE	10,000	2,000	8,000	0.05%
Sichenzia Ross Friedman Ference LLP	1,500,000	150,000	1,350,000	7.40%
Golden Gate Investors, LLC(5)	10,000,000(6)	250,000	9,750,000	1.48%

(1)   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. As of June 22, 2007, there were 17,610,000 shares of common stock outstanding.

(2)   Assumes that all securities registered will be sold.

(3)   Sam & Betty Synder have joint voting and dispositive power over the shares held by Synder Trust Agreement

(4)   Gregory Sichenzia has sole voting and dispositive power over the shares held by Sichenzia Ross Friedman Ference LLP.

(5)   On May 23, 2007, La Jolla Cove Investors, Inc. assigned its interest in the warrant to Golden Gate Investors, LLC. Norman Lizt may be deemed a control person of the shares owned by Golden Gate Investors, LLC

(6)   Represents shares of Common Stock issuable upon the exercise of the warrants.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP is also the owner of 1,500,000 shares of our common stock, 150,000 of which are included in this registration statement.

EXPERTS

Our financial statements for the years ended May 31, 2006 and 2005 have been included herein in reliance upon the report of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accountant, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

   RMD TECHNOLOGIES, INC.

INDEX TO FINANCIAL STATEMENTS

  Audited Financial Statements for the Years ended May 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors
RMD Technologies, Inc.

We have audited the balance sheets of RMD Technologies, Inc. as of May 31, 2006 and 2005, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMD Technologies, Inc. as of May 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended May 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered net losses since inception and has not yet obtained significant revenues from its planned principle operations. These factors raise substantial doubt about the Company's ability to meet its obligations and to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah September 9, 2006

RMD TECHNOLOGIES, INC.
BALANCE SHEETS
	May 31,
	2006	2005
ASSETS
Current Assets
Cash	$—	$—
Escrow deposit	2,000	2,000
Accounts receivable (net of allowance for doubtful accounts of $0 and $147, respectively)	2,957	14,562
Inventory	—	200
Prepaid expenses	7,100	—
Total Current Assets	12,057	16,762

Furniture and equipment - net of accumulated depreciation of $34,401 and $14,458, respectively)	35,349	51,810

Other Assets
Security deposits	5,911	911

Total Assets	$53,317	$69,483

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Bank overdraft	$6,352	$2,130
Accounts payable and accrued expenses	142,244	110,539
Deferred revenue	9,600	—
Current portion - capital leases	14,702	8,918
Advance from La Jolla Cove Investors, Inc.	150,000	—
Short term notes payable	—	35,757
Payable to related individuals	138,707	95,479
Total Current Liabilities	461,605	252,823

Long Term Liabilities
Convertible debenture (net of unamortized debt discount of $88,686)	11,314	—
Capital leases payable	11,131	19,346

Total Liabilities	484,050	272,169

Stockholders' Deficit
Common stock, no par value 100,000,000 shares authorized, 15,002,300 shares issued and outstanding	17,300	17,300
Additional paid-in capital - warrants	100,000	—

Funds received for future issuance of 580,000 shares of common stock ($0.05 per share)	29,000	—
Accumulated Deficit	(577,033)	(219,986)
Total Stockholders' Deficit	(430,733)	(202,686)

Total Liabilities and Stockholders' Deficit	$53,317	$69,483

See Accompanying Notes to Financial Statements

RMD TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended May 31,
	2006	2005
Revenues
Sales	$107,101	$115,078
Recycling	139,827	164,852
Total Revenues	246,928	279,930

Cost of Revenues
Cost of sales	98,810	29,474
Cost of recycling revenues	272,919	129,299
Total Cost of Revenues	371,729	158,773

Gross Profit	(124,801)	121,157

Operating Expenses
Selling, general, and administrative expenses	181,229	207,923
Depreciation	13,979	9,664
Total Selling, General, and Administrative Expenses	195,208	217,587

Loss From Operations	(320,009)	(96,430)

Other Expenses
Interest expense	37,038	17,397

Net Loss	$(357,047)	$(113,827)

Basic and diluted net loss per
weighted average share	$(.02)	$(.01)

Weighted average number of common shares used to compute loss per weighted average share	15,002,300	15,002,300

See Accompanying Notes to Financial Statements

RMD TECHNOLOGIES, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED MAY 31, 2006 AND 2005

	Common Stock		Additional		Total
	No Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balances at May 31, 2004	2,300	$2,300	$—	$(106,159)	$(103,859)

Shares issued at $.001 for expenses	15,000,000	15,000	—	—	15,000

Net loss	—	—	—	(113,827)	(113,827)

Balances at May 31, 2005	15,002,300	17,300	—	(219,986)	(202,686)

Funds received for future Stock issuance	—	—	29,000	—	29,000

Convertible debenture	—	—	100,000	—	100,000

Net loss	—	—	—	(357,047)	(357,047)

Balances at May 31, 2006	15,002,300	$17,300	$129,000	$(577,033)	$(430,733)

See Accompanying Notes to Financial Statements

RMD TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended May 31,
	2006	2005
Operating Activities
Net loss	$(357,047)	$(113,827)
Adjustments to reconcile net loss to
cash used in operating activities:
Stock issued for expenses	—	15,000
Allowance for bad debt	—	147
Accrued interest	6,990	10,388
Accretion of principal related to convertible Debenture	11,314	—
Depreciation	13,979	9,664
Changes in operating assets and liabilities:
Change in accounts receivable	11,605	21,361
Change in inventory	200	3,063
Change in prepaid expenses	(7,100)	—
Change in security deposits	(5,000)	(911)
Change in accounts payable	31,705	31,430
Change in accounts payable	9,600	—
Net Cash Used in Operating Activities	(283,754)	(23,685)

Investing Activities
Proceeds from sale of equipment	2,482	12,000
Purchase of equipment	—	(6,205)
Net Cash Provided by Investing Activities	2,482	5,795

Financing Activities
Bank overdraft	4,222	2,130
Proceeds from notes payable	38,413	35,000
Proceeds from loans from related individuals	—	9,435
Proceeds from advances from La Jolla Cove Investors, Inc.	150,000	—
Proceeds from convertible debenture	100,000	—
Proceeds from funds received for future issuance of 580,000 shares of common stock	29,000	—
Payments made on capital leases	(7,616)	(8,501)
Payments made on loans	(32,747)	(24,572)
Net Cash Provided by Financing Activities	281,272	13,492

Net Change in Cash	—	(4,398)

Cash at Beginning of Year	—	4,398

Cash at End of Year	$—	$—

Interest Paid	$5,397	$7,012
Schedule of non-cash financing and investing activities:
Purchase of equipment through capital leases	$—	$36,764

See Accompanying Notes to Financial Statements

RMD TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MAY 31, 2006 AND 2005

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of RMD Technologies, Inc., a California corporation ("Company"), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Business

The Company was incorporated in California on May 22, 2001, to provide electronic waste recycling services to businesses. The Company occupies an 11,000 square foot facility in Holtville, California.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

As of May 31, 2006, the Company had an accumulated deficit of $577,033. In addition, the Company had excess current liabilities over current assets of $449,548. The Company has a substantial need for working capital. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's ability to generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

The financial statements are prepared based on the accrual method of accounting. The Company is paid a rate per pound for removing electronic waste from its customers' facilities. The Company records revenue when recycling services, consisting of such waste removal, are rendered. The Company's experience in collecting revenues from the school districts and other agencies for which it provides services has been excellent, and management believes that the allowance for doubtful accounts in the amount of $0 as of May 31, 2006 and $147 at May 31, 2005 is adequate.

During fiscal year 2004, it became apparent that sales of recycled electronic products represented a viable revenue opportunity for the Company. Consequently, a sales person was hired and warehouse space was dedicated to providing storage space for the inventory held for resale. Overhead costs associated with this activity are allocated based on the sales revenue compared to total revenue. Labor costs are allocated based on the percentage of time spent by the employee related to this activity.

In fiscal year 2004, the Company began operating a new division, focusing on the retail sale of office supplies. Revenues related to this division for the fiscal year ended May 31, 2004 were $2,963 and gross profit was $2,769. In fiscal year 2005, the Company reassessed the target market of this activity and found that new competition in the area made it unprofitable to continue this division. As of May 31, 2005, the Company had almost completed closing this division. All personnel were reassigned other jobs and almost all existing inventory was absorbed internally.

RMD TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MAY 31, 2006 AND 2005

There were no disposition costs associated with the closure of this division. As of May 31, 2006, this division was closed and all inventory had been sold or disposed of.

During fiscal year 2004 the Company began selling serviceable electronic equipment directly to consumers and/or other recyclers, using existing personnel and facilities. Since the inventory was gleaned from the materials the Company had been paid to pick up, the cost of these sales was minimal. The Company does not refurbish the equipment. Labor and other direct costs of identifying serviceable items and selling them, as well as warehouse and other direct costs are charged to cost of goods sold in the current period. Because of the extremely volatile nature of the market for recycled computer equipment, no value has been capitalized on the balance sheet. Sales revenue is recognized at the time of sale, with the bulk of collections occurring through credit card transactions at the time of the sale. All sales are prepaid on an "as-is" basis, FOB shipping point, and the Company does not accept returns. Title passes to the customer at the time of sale.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Such cash equivalents generally are part of the Company's cash management activities rather than part of its operating, investing, and financing activities. Changes in the market value of cash equivalents result in gains or losses that are recognized in the income statement in the period in which they occur. The Company had no cash equivalents in 2006 or 2005.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method, based on estimated useful lives of 5 to 7 years for furniture and equipment. Repair and maintenance costs are charged to expense when incurred, while renewals and improvements that extend the useful lives of the equipment are capitalized as additions to the related assets. Depreciation expense for the fiscal years ended May 31, 2006 and 2005 was $13,979 and $9,664, respectively.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Dividend Policy

The Company has not yet adopted any policy regarding payment of dividends.

Income Taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Tax credits are recorded in the year realized. Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made.

In February, 1992, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which supersedes substantially all existing authoritative literature for accounting for income taxes and requires deferred tax balances to be adjusted to reflect the tax rates in effect when those amounts are expected to become payable or refundable. The Statement was applied in the Company's financial statements beginning with inception.

RMD TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MAY 31, 2006 AND 2005

At May 31, 2006 a valuation allowance has been recorded to offset the deferred tax asset due to the uncertainty of the Company's ability to use the net operating loss carryovers that will expire between May 31, 2022 and 2025.

Fair Value of Financial Instruments

The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities. None of the financial instruments are held for trading purposes.

Advertising Costs

Advertising costs (if any) are charged to expense in the period in which they are incurred and advertising communication costs the first time the advertising takes place. Advertising expenses for the period ended May 31, 2006 and 2005 were $10,916 and $1,147, respectively.

Other Selling, General, and Administrative Expenses

Other expenses consist of labor, transportation, facilities, insurance, professional fees, and travel. Costs directly associated with selling are allocated to cost of sales. Costs directly associated with recycling services are allocated to cost of recycling services and mainly consist of labor and truck expenses.

NOTE 2 ESCROW DEPOSITS

Escrow deposits consist of amounts paid towards a potential purchase of real property to be used by the Company.

NOTE 3 RELATED PARTY TRANSACTIONS

As of May 31, 2006 the Company has received various loans from the president and vice president of the Company (husband and wife). At May 31, 2006, the remaining balance due was $138,707 ($85,479 in 2005). Loans from the president and vice president bear terms of 1% interest per month, with all principal and interest due on demand. The Company makes payments on its loans as often as possible.

The Company also holds a note payable to the brother of the president with an original amount of $10,000 at May 31, 2006 and 2005. This is a demand note with no fixed payment terms, and it does not bear interest.

NOTE 4 ADVANCE FROM LA JOLLA COVE INVESTORS, INC.

On January 31, 2006, La Jolla Cove Investors, Inc. advanced the Company $150,000 against future exercises of warrants as further discussed in Note 5. The advance is unsecured, due on demand and bears no interest.

NOTE 5 CONVERTIBLE DEBENTURE

On January 27, 2006, the Company entered into a Convertible Debenture Agreement ("Agreement"), with La Jolla Cove Investors, Inc. ("La Jolla") for total principal amount of $100,000 ("Debenture"). The Debenture matures January 27, 2009, bears interest at 7.75% per annum, and principal and interest are due at maturity. The Debenture is convertible into common stock of the Company based upon the following formula: Debenture to be converted is equal to the dollar amount of the Debenture being converted multiplied by 110, minus the product of the Conversion Price multiplied by 100 times the dollar amount of the Debenture being converted, and the entire foregoing result shall be divided by the Conversion Price. Pursuant to the Agreement, the Conversion Price shall be equal to the lesser of (i) 80% of the average of the 3 lowest Volume Weighted Average Prices during the 20 Trading Days prior to Holder's election to convert, or (ii) 80% of the Volume Weighted Average Price on the Trading Day prior to Holder's election to convert. The Agreement contains a conversion limit that limits the ability of La Jolla to convert the Debenture to not exceed 9.99% of the Company's outstanding shares of common stock at any given time.

RMD TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED MAY 31, 2006 AND 2005

In connection with the Agreement, the Company issued warrants for 10,000,000 shares of common stock at an exercise price of $1.09 per share. The Holder is required to exercise a percentage of the warrants that is equal to the percentage of the Debenture being converted. The warrants are exercisable for a period of three years.

The Company has determined the convertible debenture contains a beneficial conversion feature and qualifies for treatment under Emerging Issues Task Force No. 00-27. The estimated fair value of the detachable warrants of $77,389 has been determined using Black-Scholes option pricing model using the following assumptions: stock price volatility of 242%, risk free interest rate of 3.5%; dividend yield of 0% and 3 year term. The face amount of the convertible debenture of $100,000 was proportionately allocated to the debenture and the warrants in the amount of $56,373 and $43,627, respectively. The convertible debenture's proportionate allocated value of $56,373 was then further allocated between the debenture and the beneficial conversion feature, and the entire remaining value of $56,373 was allocated to the beneficial conversion feature. The combined total value of the warrant and beneficial conversion feature of $100,000 has been accounted for as a debt discount that is being amortized and treated as interest expense over the term of the convertible debenture on a straight-line basis. For the year ended May 31, 2006, the Company amortized a total of $11,314.

NOTE 6 FUNDS RECEIVED FOR FUTURE ISSUANCE OF 580,000 SHARES OF COMMON STOCK

During fiscal year 2006, the Company received a total of $29,000 from several individuals for the future issuance of 580,000 shares of common stock at $0.05 per share. The shares of common stock will be issued upon filing and effectiveness of a registration statement with the Securities and Exchange Commission.

NOTE 7 CAPITAL LEASES

The Company has several assets that the purchases have been financed through the use of capital leases. The gross amount of assets recorded under these leases is $39,468.

The following is a schedule by year of future gross minimum rental payments for all capital leases with terms greater than one year as of May 31, 2006:

	Gross Payment	Interest	Principal
Fiscal year ending May 31,:
2007	$19,190	$4,810	$14,380
2008	10,429	1,071	9,358
2009 and beyond	2,414	319	2,095
Total	$32,033	$6,200	$25,833

RMD TECHNOLOGIES, INC.
CONDENSED BALANCE SHEET
(Unaudited)

ASSETS
Current Assets:
Cash	$—
Escrow deposit	—
Accounts receivable, net of allowance for doubtful accounts of $9,417 and $0, respectively	2,564
Prepaid expenses	—
Total Current Assets	2,564

Furniture and equipment, net of accumulated depreciation of $ 38,093 and $34,401, respectively	31,657

Other Assets:
Security deposits	5,911
Total Assets	$40,132

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Bank overdraft	$276
Accounts payable	209,362
Current portion of capital lease obligations	11,688
Loan agreements	5,133
Accrued payroll	154,804
Accrued interest - related party convertible debenture	8,547
Deferred revenue	—
Deposit for purchase of common stock	—
Related party loans	503,342
Total Current Liabilities	893,152

Long-Term Liabilities:
Capital lease obligations, less current portion	—
Related party convertible debenture, net of discounts of $ 63,889 and $88,686, respectively	36,111
Total Liabilities	929,263

Stockholders’ Equity (Deficit):
Common stock, no par value, 100,000,000 shares authorized, 16,082,300 and 15,382,300 shares issued and outstanding, respectively	71,300
Additional paid-in capital	125,947
Retained earnings (deficit)	(1,086,378)
Total Stockholders’ Equity (Deficit)	(889,131)

Total Liabilities and Stockholders’ Equity (Deficit)	$40,132

See accompanying notes.

RMD TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended February 28,		Ended February 28,
	2007	2006	2007	2006
Net Sales	$21,989	$45,040	$135,550	$169,853
Cost of Sales	18,202	75,926	186,950	178,067

Gross Profit (Loss)	3,787	(30,886)	(51,400)	(8,214)

Operating Expenses:
Payroll	24,594	15,415	83,072	15,415
Professional fees	580	4,459	177,133	26,028
Other operating expenses	33,378	41,858	118,971	156,297
Total Operating Expenses	58,552	61,732	379,176	197,740

Loss from Operations	(54,765)	(92,618)	(430,576)	(205,954)

Other Income (Expense):
Other income	—	—	615	—
Interest expense	(4,055)	(1,630)	(4,840)	(5,337)
Related party interest expense	(53,886)	(9,611)	(74,544)	(20,869)
Total Other Income (Expense)	(57,941)	(11,241)	(78,769)	(26,206)

Loss Before Provision for Income Taxes	(112,706)	(103,859)	(509,345)	(232,160)

Provision for Income Taxes	—	—	—	—

Net Income (Loss)	$(112,706)	$(103,859)	$(509,345)	$(232,160)

Basic and Diluted Net Income (Loss) per Common Share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted Average Number of Common Shares Outstanding	16,082,300	15,002,300	15,968,747	15,002,300

See accompanying notes.

RMD TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
For the Nine Months Ended

	For the Nine Months Ended
	February 28,
Cash Flows from Operating Activities:	2007	2006
Net income (loss)	$(509,345)	$(232,160)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accretion of discounts related to convertible debenture	24,797	8,220
Depreciation	3,692	4,892
Imputed related party interest expense	25,947	—
Net (increase) decrease in operating assets:
Escrow deposit	2,000	—
Accounts receivable	393	10,719
Inventory	—	(871)
Prepaid expenses	7,100	—
Net increase (decrease) in operating liabilities:
Accounts payable	263,525	18,184
Accrued payroll	125,166	—
Accrued interest - related party convertible debenture	5,878	2,669
Change in deferred revenue	(9,600)	—
Accrued interest - related party loans	12,605	6,990
Net Cash Used in Operating Activities	(47,842)	(181,357)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities:
Net proceeds from (payments on) bank overdraft	(6,076)	(2,130)
Payments on loan agreements	(52)	—
Proceeds from related party loans	53,115	163,228
Proceeds from related party convertible debenture	—	100,000
Payments on capital lease obligations	(14,145)	(10,853)
Proceeds from common stock subscriptions	15,000	—
Net Cash Provided by Financing Activities	47,842	250,245

Increase (decrease) in cash	—	68,888
Cash at Beginning of the Period	—	—

Cash at End of the Period	$—	$68,888

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$4,840	$2,249
Income taxes	$—	$—

Supplemental Disclosures of Noncash Investing and Financing Activities:
Payments made directly by related party	$158,915	$—
Liabilities eliminated through the issuance of common stock	$20,000	$—

See accompanying notes.

RMD TECHNOLOGIES, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed - RMD Technologies, Inc. (“the Company”) has elected to omit substantially all footnotes to the financial statements for the nine months ended February 28, 2007 since there have been no significant changes (other than indicated in other footnotes) to the information previously reported by the Company in its annual report filed on Form 10-KSB for the fiscal year ended May 31, 2006.

Unaudited Information - The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments (which include only normal recurring adjustments) that are, in the opinion of management, necessary to properly reflect the results of the interim periods presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

Reclassification - Certain amounts in prior-year financial statements have been reclassified for comparative purposes to conform with presentation in the current-year financial statements.

NOTE 2  GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At February 28, 2007, the Company had current liabilities that exceeded current assets by $890,588, had incurred significant losses during the last few years, and had negative cash flow from operations. These factors create an uncertainty about the Company's ability to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3  COMMON STOCK

During the nine months ended February 28, 2007, the Company issued a total of 700,000 shares of common stock for cash of $15,000 and to settle liabilities totaling $20,000 ($0.05 per share).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s directors and executive officers are indemnified as provided by the California Corporation Code and its Bylaws. Our bylaws further provide that we shall indemnify sny person made a party to an action, suit or proceeding, by reason of the fact that he, his testator or interstate representative is or was a director, officer or employee of the Company, or of any Company in which he served as such at the request of the Corporation, shall be indemnified by the Company against the reasonable expenses, including attorney‘s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. The amount of indemnity to which any officer or director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$8.91
Printing and engraving expenses	$500.00
Legal fees and expenses	$85,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous expenses	$1,500.00
Total	$102,008.91

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

 ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 26, 2004, we issued a total of 15,000,000 shares of common stock to our two directors, and John Fleming, for services rendered to us, valued at $15,000 ($0.001 per share). Mr. Fleming billed us at his standard billing rate, then negotiated payment in the form of common stock. As part of the negotiation, Mr. Fleming established a valuation of $0.001 per share, based on several factors including the extremely limited marketability of the shares. This valuation was then applied to the negotiations with the two directors when they accepted stock as payment for their services rendered.

On August 24, 2005, we raised $25,000 through a promissory note. The note bears an interest rate of 7.5% per annum and is due in August 2006. The note has a feature that allows Ann Morrison, the holder, to convert the principle and any accrued interest into restricted shares of our common stock at a rate of $0.001 per share, until the note is satisfied. The principal and all accrued interest on this note were paid on February 10, 2006.

On January 27, 2006, we entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a convertible debenture in the amount of $100,000. This debenture bears interest at 7 3/4% per annum and is convertible into shares of the Company's common stock. The number of shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by 110, minus the product of the conversion price multiplied by 100 times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) 80% of the average of the 3 lowest volume weighted average prices during the 20 trading days prior to the holder's election to convert, or (ii) 80% of the volume weighted average price on the trading day prior to the holder's election to convert (once the Company's common stock commences trading). In addition the convertible debenture, we issued a warrant, dated January 27, 2006, to purchase 10,000,000 shares of our common stock, exercisable at $1.09 per share, which will expire on January 27, 2009.

Between March 27, 2006 and September 6, 2006, the Company sold a total of 1,080,000 shares of common stock to a total of 35 accredited investors for a total consideration of $54,000 (average of $0.05 per share).

On October 12, 2006, we issued 100,000 shares of common stock to Sichenzia Ross Friedman Ference LLP for legal services.

On November 29, 2006, we issued 450,000 shares of common stock to Sichenzia Ross Friedman Ference LLP for legal services.

On December 12, 2006, we issued 200,000 shares of common stock to Sichenzia Ross Friedman Ference LLP for legal services.

On June 15, 2007 we issued 750,000 shares of common stock to Sichenzia Ross Friedman Ference LLP for legal services.

* All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933.

ITEM 27. EXHIBITS.

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation, dated May 17, 2001 (incorporated by reference to Exhibit 3.1 of the Form 10-SB filed on January 7, 2005).

3.2	Certificate of Amendment of Articles of Incorporation, dated June 21, 2004 (incorporated by reference to Exhibit 3.2 of the Form 10-SB filed on January 7, 2005).

3.3	Bylaws, dated June 20, 2001 (incorporated by reference to Exhibit 3.3 of the Form 10-SB filed on January 7, 2005).

4.1	Securities Purchase Agreement between the Company and La Jolla Cove Investors, Inc., dated January 27, 2006 (incorporated by. Reference to Exhibit 4.1 of the Form 10=SB/A filed on March 1, 2006).

4.2	7 3/4% Convertible Debenture issued to La Jolla Cove Investors, Inc., dated January 27, 2006 (incorporated by reference to Exhibit 4.2 Of the Form 10-SB/A filed on March 1, 2006).

4.3	Warrant to Purchase Common Stock issued to La Jolla Cove Investors, Inc., dated January 27, 2006 (incorporated by reference to Exhibit 4.3 Of the Form 10-SB/A filed on March 1, 2006).

4.4	Registration Rights Agreement between the Company and La Jolla Cove Investors, Inc., dated January 27, 2006 (incorporated by reference to Exhibit 4.4 Of the Form 10-SB/A filed on March 1, 2006).

4.5	Addendum to Convertible Debenture and Warrant To Purchase Common Stock, dated January 27, 2006 (incorporated by reference to Exhibit 4.5 Of the Form 10-SB/A filed on March 1, 2006).

4.6
Continuing Personal Guaranty issued by Patrick A. Galliher and Suzanne E. Galliher in favor of La Jolla Cove Investors, Inc., dated January 27, 2006 (incorporated by reference to Exhibit 4.6 Of the Form 10-SB/A filed on March 1, 2006).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP *

10.1	Promissory Note issued by the Company in favor of Steven J. Galliher, dated July 12, 2002 (incorporated by reference to Exhibit 10.1 of the Form 10-SB filed on January 7, 2005).

10.2
Promissory Note issued by the Company in favor of Patrick A. Galliher or Suzanne E, Galliher, dated November 17, 2002 (incorporated by reference to Exhibit 10.2 of the Form 10-SB filed on January 7, 2005).

10.3	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated November 17, 2003 (incorporated by reference to Exhibit 10.3 of the Form 10-SB filed on January 7, 2005).

10.4	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated December 29, 2003 (incorporated by reference to Exhibit 10.4 of the Form 10-SB filed on January 7, 2005).

10.5	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated January 9, 2004 (incorporated by reference to Exhibit 10.5 of the Form 10-SB filed on January 7, 2005).

10.6	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated February 6, 2004 (incorporated by reference to Exhibit 10.6 of the Form 10-SB filed on January 7, 2005).

10.7	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated February 13, 2004 (incorporated by reference to Exhibit 10.7 of the Form 10-SB filed on January 7, 2005).

10.8	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated March 22, 2003 (incorporated by reference to Exhibit 10.8 of the Form 10-SB filed on January 7, 2005).

10.9	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated April 26, 2004 (incorporated by reference to Exhibit 10.9 of the Form 10-SB filed on January 7, 2005).

10.10	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated May 7, 2004 (incorporated by reference to Exhibit 10.10 of the Form 10-SB filed on January 7, 2005).

10.11	Promissory Note issued by the Company in favor of Patrick A. Galliher, dated June 17, 2004 (incorporated by reference to Exhibit 10.11 of the Form 10-SB filed on January 7, 2005).

10.12	Promissory Note issued by the Company in favor of Ann Morrison, dated August 24, 2005 (incorporated by reference to Exhibit 10.12 of the Form 10-SB/A filed on May 16, 2006).

10.13
Consulting Services Agreement between the Company, on the one hand, and De Joya & Company, Inc. and Arthur De Joya, on the other hand, dated September 1, 2005 (incorporated by reference to Exhibit 10.12 of the Form 10-SB/A filed on March 1, 2006).

10.14
Amended and Restated Consulting Services Agreement between the Company, on the one hand, and De Joya & Company, Inc. and Arthur De Joya, on the other hand, dated February 28, 2006 (incorporated by reference to Exhibit 10.14 of the Form 10-SB/A filed on May 16, 2006).

16	Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 10-SB/A filed on March 1, 2006).

23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC (included herewith)

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)*

*Previously filed.

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Holtville, California, on June 25, 2007.

RMD TECHNOLOGIES, INC.

/s/ Patrick Galliher
Patrick Galliher President and Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Patrick Galliher Patrick Galliher	President Chief Financial Officer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	June 25, 2007

/s/ Suzanne Galliher Suzanne Galliher	Vice President, Secretary and Director	June 25, 2007